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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

                        2002 Annual Report on Form 10-K/A
                                 Amendment No. 1

                                  EXHIBIT 23.2

               STATEMENT REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Briggs & Stratton Corporation's Annual Report on Form 10-K for the year ended June 30, 2002, as amended by this Amendment No. 1 (the "Annual Report") is incorporated by reference into Briggs & Stratton Corporation's filings in Registration Statement Nos. 33-39113, 33-54357 and 333-42842 on Form S-8 and Registration Statement No. 333-64490 on Form S-3 (collectively, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

On May 20, 2002, Briggs & Stratton dismissed Arthur Andersen LLP as its independent auditor and appointed Deloitte & Touche LLP to replace Arthur Andersen. Briggs & Stratton's understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the Briggs & Stratton audit are no longer with Arthur Andersen. Both the engagement partner and the manager for the Briggs & Stratton audit are no longer with Arthur Andersen. As a result, Briggs & Stratton has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to Briggs & Stratton's financial statement as of July 1, 2001 and July 2, 2000, and the subsequent interim period through May 20, 2002 (date of dismissal) and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits Briggs & Stratton to file its Annual Report without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Annual Report. To the extent provided in Section 11(b)(3)(C) of the Securities Act,



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however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.